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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K




                         CURRENT REPORT


             Pursuant to Section 13 or Section 15(d)
             of the Securities Exchange Act of 1934



                 Date of Report - April 21, 1994



            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
     (Exact name of Registrant as specified in its charter)



          New York                  1-3268           14-0555980
(State or other jurisdiction   (Commission File   (IRS Employer
     of incorporation)               Number)      Identification
                                                        Number



284 South Avenue, Poughkeepsie, New York            12601-4879
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code (914) 452-2000








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            CENTRAL HUDSON GAS & ELECTRIC CORPORATION


Item 5.   Other Events.

          1.  Energy Efficiency Matters

               (a) Revised Energy Efficiency Program. Reference is made to Part I, Item 1 (Business), and to the subcaption "Regulation - Energy Efficiency Programs" thereof in the 10-K Report for a discussion of Registrant's programs to promote energy efficiency by its customers.

               On April 11, 1994, Registrant filed with the PSC its 1994-1996 Energy Efficiency Program ("94-96 Energy Efficiency
Program") also known as a Demand Side Management Plan.

               The new filing is a reflection of the analysis and direction posed in the Registrant's Integrated Electric Resource Plan ("IERP") (described below), and is intended to implement the energy efficiency programs recommended by the IERP. The 94-96 Energy Efficiency Program includes redesigned energy efficiency programs, as well as mechanisms for providing incentives and penalties for meeting annual energy efficiency goals. The 94-96 Energy Efficiency Program is estimated to represent a savings of $16.5 million compared to budgets for those years which were included in Registrant's revised 1993-1994 Energy Efficiency Program approved by the PSC by Order issued and effective January 14, 1994. The filing also contains a long range plan which discusses energy efficiency budgets and goals for the period between 1990 and 2012, as well as supply and demand forecasts through 2013. The Registrant can make no prediction as to whether the PSC will approve the 94-96 Energy Efficiency Program.

               (b) Least-Cost Generation Supply. Reference is made to Part I, Item 1 (Business), and to the subcaption "Regulation - Least-Cost Generation Supply" thereof in the 10-K Report, which discusses the PSC's 1988 mandate for adoption by utilities of comprehensive long-range planning which considers demand side management and conservation together with the construction of new generation and which integrates planning with other aspects of the utility, including the rate, financial and customer service functions.

               On April 7, 1994, Registrant reviewed with the PSC
Staff a revised IERP. Based on the studies conducted in the preparation of such IERP, Registrant, as of March 25, 1994, concluded that:

          (1) its existing supply side resources are adequate to meet forecast customer needs until the turn of the century;

          (2) options for reducing costs through the retirement of Units Nos. 1 and 2 of Registrant's Danskammer
               Generating Plant warrant further study;

          (3) cost effective Energy Efficiency Program funding at a level of about $2.0 million annually is justified by cost savings for customers and least cost resource option selections; and

          (4) Registrant is considering alternatives to the Roseton Amendment Agreement which address currently forecasted supply resources, the availability of low cost capacity and energy, the acquisition of smaller increments of the Roseton Plant at dates further in the future and the diversification of Registrant's supply resources beyond 2005. (see below paragraph 1 - "Roseton Steam Electric Generating Station" for a discussion of Registrant's implementation of the conclusions set forth in this subparagraph (4).)


          2.  Roseton Steam Electric Generating Station
Reference is made to Part I, Item 2 (Properties) of Registrant's Annual Report, on Form 10-K, for the fiscal year ended December 31, 1993 ("10-K Report"), and to the caption "Roseton Plant" thereof for a discussion of (i) the agreement among Registrant, Consolidated Edison Company of New York, Inc. ("Con Edison"), and Niagara Mohawk Power Corporation ("Niagara Mohawk"), the cotenants of the Roseton Plant (the "Co-tenants") regarding the 1987 agreement between Registrant and Niagara Mohawk regarding the purchase, over a ten-year period commencing in December, 1994, of Niagara Mohawk's interest in the Roseton Plant (the "Roseton Amendment Agreement"), and the related joint petition pending before the Public Service Commission of the State of New York ("PSC") regarding regulatory approval of the Roseton Amendment Agreement.

          By Agreement, made as of March 30, 1994, Niagara Mohawk and Registrant terminated and cancelled the Roseton Amendment Agreement. A motion to close the proceeding pending before the PSC to approve the Roseton Amendment Agreement was filed by Niagara Mohawk and Registrant on April 12, 1994.

          On March 30, 1994, Niagara Mohawk and Registrant also entered into a Letter of Understanding which, among other things, provides for

          (1) consideration by Registrant, Niagara Mohawk and Con Edison for staggering the operation of the two
               (2) units of the Roseton Plant in order to take advantage of current market costs for energy and capacity; and

          (2) the purchase by Registrant of 100 MW of energy and capacity from Niagara Mohawk during the period May 1, 1994 through April 30, 1995 and an option to purchase up to an additional 110 MW during the period May 1, 1994 through April 30, 2004.

          (3) Niagara Mohawk and Registrant entering into, by July 1, 1994, agreements, which, subject to regulatory approval, would cover (i) the purchase by Registrant of the following electric capacity and associated energy from Niagara Mohawk if needed: 15 MW each year, subject to a reservation charge, commencing in 1998 through 2004, up to a total of 75 MW, and up to an additional 150 MW in the period 2001 through 2004; (ii) the option of Niagara Mohawk to better competitively bid prices for Registrant's long-term purchases of capacity and energy during the period May 1995 through April 2004 and (iii) a revision in Registrant's option to purchase Niagara Mohawk's 25% interest in the Roseton Plant in 2004 which would give Niagara Mohawk an option to retain said 25% interest.

          Registrant expects that the cancellation of the Roseton
Amendment Agreement and the entering into of the agreements contemplated by the Letter of Understanding will result in capital and operating and maintenance cost savings.

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                            SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                    (Registrant)


                    By         (SGD.) JOHN F. DRAIN
                                  John F. Drain,
                       Vice President - Finance and Controller


Dated: April 21, 1994











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